CONFIDENTIAL GENERAL RELEASE OF ALL CLAIMS

This CONFIDENTIAL GENERAL RELEASE OF ALL CLAIMS (the “Release”) is entered into by and among SafeStitch Medical, Inc., and its agents, servants, parent companies, officers, directors, predecessors, subsidiaries, divisions, affiliates, and successors, along with its and their current and former employees, attorneys, officers, directors and agents, both individually and in their business capacities (hereinafter collectively referred to as “Employer”) and Stewart B. Davis, M.D., his heirs, successors and assigns (hereinafter referred to as “Employee”).

WHEREAS, Employee desires to compromise, finally settle, and fully release any and all actual or potential claims, including, without limitation, those related to Employee’s employment and separation of employment, that Employee in any capacity may have or claim to have against Employer.

WHEREAS, Employee acknowledges that Employee is waiving his or her rights or claims only in exchange for consideration in addition to anything of value to which he or she already is entitled.

WHEREAS, Employee voluntarily and irrevocably resigns from employment with Employer effective November 12, 2010, and Employer accepts Employee’s resignation of employment. Employee’s resignation is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the payments specified below in paragraph 2, Employee and Employer agree as follows:

1. The recitals above are true and correct and are incorporated herein as material terms of this Release.

2. In consideration for Employee’s execution of this Release and compliance with its terms, Employer agrees to pay Employee the total, gross amount of Thirty-Nine Thousand and 00/100 Dollars ($39,000.00), less applicable taxes, withholdings, and authorized deductions. This amount shall be paid within ten business (10) days following receipt by Employer of this original Release executed by Employee (the “Effective Date”).

3. (a) In consideration for the promises set forth in this Release, Employee releases and forever discharges Employer (as defined above) from any and all claims, demands or liabilities, whether known or unknown, that Employee ever had or may now have against Employer from the beginning of time to the date of this Release. This Release shall not affect any rights of Employee as a consultant pursuant to that Consulting Agreement executed by and between Employer and Employee (or Employee’s affiliated entity) of even date.

(b) The general release of claims set forth in paragraph 3(a) above includes, without limitation, any and all claims, demands or liabilities relating to or arising out of Employee’s employment with and separation of employment from Employer, including, without limitation, any claims, demands or liabilities for wrongful termination, constructive discharge, assault, battery, defamation, invasion of privacy, all claims based on negligent and/or intentional conduct, unpaid wages and commissions, severance or separation payments, termination benefits, payments for accrued but unused vacation or time-off, bonus or incentive payments, reimbursements, benefits or the value thereof, breach of any express or implied contract, breach of any covenant of good faith and fair dealing, or pursuant to any federal, state, or local employment laws, rules, regulations, ordinances, or executive orders prohibiting retaliation, coercion, intimidation, interference, harassment, or, inter alia, age, race, color, religion, sex, pregnancy, ancestry, gender, national origin, handicap, disability, marital status, familial status, sexual orientation, or genetic information discrimination, including, without limitation, claims arising under:

•	the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621, et. seq.

•	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et. seq. (“Title VII”)

•	the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq. (“FMLA”)

•	the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et. seq. (“ADA”)

•	the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et. seq.

•	the Occupational Safety and Health Act, 29 U.S.C. § 651, et. seq., and Florida laws governing workplace health and safety

•	the Equal Pay Act, 29 U.S.C. § 206, et. seq.

•	the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981, 1982, 1983, 1985, and 1986

•	the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)

•	the Employee Polygraph Protection Act, 29 U.S.C. § 2001, et. seq.

•	the Genetic Information Non-Discrimination Act of 2008, 42 U.S.C. § 2000ff, et. seq.

•	the Employee Retirement Income Security Act of 1974 (excluding any vested benefits under a plan governed by ERISA), as amended, 29 U.S.C. § 1001, et. seq.

•	the Sarbanes-Oxley Act

•	the Immigration Reform and Control Act

•	the Fair Credit Reporting Act

•	the Health Insurance Portability and Accountability Act Of 1996 (“HIPAA”)

•	the Worker Adjustment and Retraining Notification Act (“WARN”)

•	the Florida Private Sector Whistleblower Act, § 448.101, et. seq., Fla. Stat.

•	the Florida Civil Rights Act of 1992, § 760.01, et. seq., Fla. Stat.

•	Florida’s workers’ compensation retaliation statute, § 440.205, Fla. Stat.

•	the Florida Minimum Wage Act, § 448.110, Fla. Stat.

•	Florida’s wage payment and wage discrimination laws, including, without limitation,

•	§§ 448.07 and 448.08, Fla. Stat.

•	Florida’s AIDS discrimination laws, including, without limitation, § 760.50, Fla. Stat.

•	all local and county ordinances governing the employment relationship

•	the Federal and State of Florida Constitutions

•	any other applicable federal, state, or local law, common or statutory, or tort or common law cause of action, including, but not limited to, any cause of action for costs, fees, expenses, attorneys’ fees, penalties, damages, and liquidated and consequential damages incurred in these matters, which Employee ever had, now has, or shall have as of the date of this Release.

Employee does not waive or release claims that arise after the date Employee executes this Release, nor does Employee waive or release claims for unemployment compensation benefits or workers’ compensation benefits.

4. Employee affirms that Employee has reported all hours worked as of the date Employee signs this Release and has been paid and/or received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act, the Americans With Disabilities Act, or related state or local leave or disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

5. Employee represents that no person other than the parties who sign this Release had or has any interest in this Release. Employee also represents that he or she has the sole right and exclusive authority to execute this Release.

(a) Employee agrees that any and all Confidential Information (as that term is defined below) that he or she received, or to which he or she was exposed, or that he or she created during his or her employment with Employer is and shall remain confidential and shall at all times remain the property of Employer. Employee represents and warrants that that he or she has not taken and does not possess any documents or information, in any form or format, electronic, hard-copy, or otherwise, that contain, in whole or in part, Confidential Information of Employer. Employee further represents and warrants that he or she will keep all Confidential Information of Employer strictly confidential and shall not, at any time or in any manner, share, disclose, or disseminate such Confidential Information with or to any individual or entity, provided that the foregoing restrictions on use and disclosure shall not apply to any Confidential Information which: (i) at the time of disclosure can be demonstrated to be already known to Employee prior to his employment with the Company as evidenced by written documents in the Employee’s possession, unless such Confidential Information is the subject of another confidentiality agreement with or other obligation of secrecy to the Company or another Person for which the Employee is also bound; (ii) at the time of disclosure is generally available to the public other than by an act or omission on the part of Employee; (iii) is acquired from or made available by a third Person that is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another Person; or (iv) is required to be disclosed pursuant to an order of a court or governmental authority, provided that the Employee gives the Company prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy and Employee cooperates with the Company in obtaining such an order or other appropriate remedy. In addition, Employee may disclose any Confidential Information to his or her attorneys following a subpoena by a party to a lawsuit or upon receipt of an order of court.

(b) For purposes of this Release, the term “Confidential Information” includes, but is not limited to, all correspondence, communications, studies, plans, reports, surveys, analyses, sketches, drawings, specifications, notes, records, memoranda, computer-generated data or documents, and all other non-public information relating to the business activities of Employer and any third parties with whom Employer was subject to a confidentiality agreement, including, without limitation, all methods, processes, formulas, techniques, equipment, research data, experiments, marketing and sales information, personnel data, customer lists, employee lists, supplier lists, e-mails, proposals, price lists, inventory information, marketing plans, databases, financial data, trade secrets, any other information that is not generally known to the public, which Employer takes reasonable methods to protect, and which derives independent economic value from not being readily known or accessible by individuals or entities other than Employer.

6. Employee agrees that all matters relating to this Release are strictly confidential and that Employee and his or her attorney shall not disclose or disseminate any information concerning any term(s) hereof to any third person(s) except under the following conditions: a) Employee may advise his or her tax attorney, consultant, or the Internal Revenue Service that he or she received income as a result of a settlement agreement relating to his or her employment; or b) if subpoenaed by a party to a lawsuit or ordered by court, Employee may testify regarding the Release or may produce the Release provided that Employee has given Employer sufficient notice to assert any objections prior to his or her appearance at a deposition, the return of a subpoena, or the entry of a court order. Employee agrees to waive any objection to Employer’s request that the document production or testimony be done in camera and under seal. Any disclosure or dissemination by Employee other than as described above will be regarded as a breach of this Release and a cause of action shall immediately accrue for damages, including, but not limited to, all or some of the amount paid to Employee under this Release. Further, nothing in this paragraph shall be interpreted to prevent Employee from disclosing this Release in connection with bringing a legal challenge to the validity or enforceability of the Release under the Age Discrimination in Employment Act.

7. Employee acknowledges that Employer will pay no consideration other than as provided for by this Release.

8. Employee agrees that Employee will not communicate to any person or persons any information or opinion which could be construed as a negative comment about Employer, or which may have the effect of placing said party in a negative or unflattering light. Employee also agrees not to criticize or make any disparaging or defamatory remarks about Employer. Employer agrees that it will respond to all inquiries about Employee, to the extent that such inquiry is properly directed to Employer’s human resources department, in accordance with its policy of providing only the dates of Employee’s employment and the position held by Employee.

9. Employee fully understands that if any fact with respect to which this Release is executed is found hereafter to be different from the facts Employee now believes to be true, he or she expressly accepts and assumes the risk of such possible difference in fact and agrees that this Release shall be effective notwithstanding such difference in fact.

10. Employee further warrants that in the event he or she is contacted by representatives of any state or federal governmental, regulatory, investigatory or law enforcement authority regarding any matters involving the business affairs or activities of Employer, that, to the extent permitted by law, he or she will decline to submit to an informal interview or similar until he or she has had an opportunity to notify Employer, which he or she will do immediately. Nothing herein is intended to require Employee to waive any rights guaranteed to him or her by law or the Constitutions of the United States or Florida.

11. Employee agrees that for a one year period following Employee’s separation from Employer, Employee shall not, directly or indirectly, solicit, recruit, employ or otherwise engage as an employee, independent contractor or advisor, or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor or adviser, any person who is or was an employee or independent contractor of Employer at any time during Employee’s employment with Employer, or in any manner induce or attempt to induce any person who is or was an employee or independent contractor of Employer during Employee’s last twenty-four (24) months of employment with Employer to terminate his or her relationship with Employer. Notwithstanding the foregoing, Employee shall not be precluded from soliciting, recruiting, employing, or otherwise engaging Caron D’Ambruso during the restrictive period.

12. Employee agrees that for a period of one year following his or her separation from Employer, Employee shall not, directly or indirectly, solicit business of the same or similar type being carried on by, or being developed by, Employer during Employee’s employment with Employer from any person or entity that was a customer, manufacturer, or supplier of Employer during Employee’s employment with Employer, where Employee either had personal contact with such person or entity during and by reason of Employee’s employment with Employer or supervised the individual(s) who had responsibility for maintaining the customer’s relationship with Employer. Employer is a medical device company focused on the development of medical devices that manipulate tissues for endoscopic and minimally invasive surgery for the treatment of obesity, GERD, hernial defects, esophageal obstructions, Barrett’s Esophagus, upper gastrointestinal bleeding and other intraperitoneal abnormalities. Employer’s products and product candidates include, but are not limited to, the AMID Stapler®, SMART Dilator™, bite blocks (standard and airway), Intraluminal Gastroplasty Device for Obesity and GERD, Barrett’s Excision and Ablation Device for Treatment and Diagnosis (Barrett’s Devices), T Fasteners for Upper GI Bleeding (T Fastener Gun), Novel Devices for Natural Orifice Transluminal Endoscopic Surgery (NOTES), the sale of mesh, as well as certain products under development which have not been publicly disclosed.

13. Employee agrees, as a condition precedent to receipt of any money pursuant to this Release, that he or she will deliver to Employer any and all books, notebooks, financial statements, passwords, codes, manuals, cellular telephones, computers, palm pilots, software, hardware, floppy disks, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials in his or her possession or control relating to any of Employer’s confidential information or trade secrets, or which is otherwise the property of Employer. Employee also agrees that he or she shall not access, or attempt to access, by any means, any of Employer’s computer systems.

14. Employee is advised to consult with an attorney before executing this Release.

15. Employee and Employer acknowledge that the cash payments provided under this Release are taxable compensation and will be reported on Employee’s Form W-2 for the year of payment. In addition, Employee and Employer acknowledge that all other payments and benefits provided under this Release that are required pursuant to the Internal Revenue Code to be treated as taxable compensation also will be reported on Employee’s Form W-2 for the year the payment or benefit is provided.

16. This Release does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer and is entered into by the parties solely to end any controversy between them.

17. This Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial. The sole and exclusive venue for any legal action arising out of this Release shall be in Miami-Dade County, Florida. The failure of any provision of this Release shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Release shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

18. In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect.

19. This Release represents the entire understanding and agreement between the parties with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein and as set forth in that certain Consulting Agreement effective November 12, 2010. This Release cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought. Notwithstanding the above, Employee understands and agrees that any and all confidentiality agreements, non-disclosure agreements, and agreements protecting or pertaining to Employer’s intellectual property and/or trade secrets that Employee may have signed or received in connection with his or her employment with Employer shall remain in full force and effect.

20. This Release may be executed and delivered (including by facsimile transmission or e-mail) in one or more counterparts, and by Employer and Employee in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Release.

21. This Release is final and binding upon Employee and shall inure to the benefit of his or her heirs, legal representatives, successors and assigns.

22. EMPLOYEE FURTHER STATES THAT HE OR SHE HAS CAREFULLY READ THIS RELEASE, IT HAS BEEN FULLY EXPLAINED TO HIM OR HER, THAT HE OR SHE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE OR SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM OR HER TO SIGN THE RELEASE ARE THOSE STATED IN THE RELEASE, AND THAT EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS.

Signed this 24th day of November, 2010.

Stewart B. Davis:

/s/ Stewart B. Davis, M.D.
Employee’s signature

Print Name: Stewart B. Davis, M.D.

STATE OF FLORIDA)
) SS:
COUNTY OF	____________	)

The foregoing instrument was acknowledged before me this 24th day of November, 2010, by Stewart B. Davis, who is personally known to me or who has produced a driver’s license as identification and who did (did not) take an oath.

/s/ James J. Martin

Print or Stamp Name:

Notary Public, State of Florida

Commission No.:

My Commission Expires:

SAFESTITCH MEDICAL, INC:

By:/s/ Adam S. Jackson

Adam S. Jackson
SafeStitch Medical, Inc.
STATE OF FLORIDA	)
) SS:
COUNTY OF		)

The foregoing instrument was acknowledged before me this 24th day of November, 2010, by Adam Jackson, who is personally known to me or who has produced a driver’s license as identification and who did (did not) take an oath.

/s/ James J. Martin

Print or Stamp Name:

Notary Public, State of Florida at Large

Commission No.:

My Commission Expires:

Exhibit A

Resignation Letter